EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements No. 333-72756 and 333-176740 of Dynacq Healthcare, Inc. of our report dated March 22, 2013 with respect to the consolidated financial statements of Dynacq Healthcare, Inc. included in this Annual Report (Form 10-K) for the year ended August 31, 2012.

/s/ KWCO, PC

KWCO, PC

Houston, Texas

November 21, 2013